Exhibit 99.1

Amcor reports fiscal 2023 results and provides outlook for fiscal 2024
June 2023 quarter:
GAAP diluted EPS of 12.3 cps; Adjusted EPS of 19.3 cps
Fiscal 2023 Full Year Highlights
•Net sales of $14,694 million, in line with the prior year on a comparable constant currency basis;
•GAAP Net Income of $1,048 million; GAAP diluted earnings per share (EPS) of 70.5 cps;
•Adjusted EPS of 73.3 cps and Adjusted Free Cash Flow of $848 million, in line with guidance provided in May. Adjusted EBIT of $1,608 million;
•Strong total cash returns to shareholders of $1.2 billion: annual dividend increased to 49.0 cents per share; $431 million of shares repurchased (approximately 3% of outstanding shares); and
•Fiscal 2024 outlook: Adjusted EPS of 67-71 cents per share. Adjusted Free Cash Flow of $850-950 million.

Amcor CEO Ron Delia said: “Throughout fiscal 2023, our teams did an excellent job proactively recovering inflation and reducing costs in a highly challenging environment. Adjusted EBIT grew modestly in comparable constant currency terms and we returned $1.2 billion of cash to shareholders. After delivering earnings growth of 8% in the first half, demand softened considerably and customer destocking persisted through the last two quarters of the year.
While we expect current market conditions to continue in the near-term, we have visibility to a number of controllable factors we believe will support a return to solid earnings growth in the second half of fiscal 2024 and leave us well placed to grow at our long term trend of high-single digit rates thereafter. We are pricing to compensate for inflation and we expect benefits from our cost reduction and productivity initiatives will have a favorable and sustainable impact on operating leverage. In addition, we expect the headwinds from the sale of our Russian plants and higher interest expense will be largely limited to the first half.
We remain focused on our long-term growth strategy and will continue to pursue opportunities to invest in the business, particularly through innovation and sustainability initiatives in faster growing, higher value markets. We will also continue pursuing value-creating M&A and returning cash to shareholders through share repurchases and a compelling and growing dividend.”

Key Financials(1)

			Twelve Months Ended June 30,
GAAP results			2022 $ million	2023 $ million
Net sales			14,544	14,694
Net income			805	1,048
EPS (diluted US cents)			52.9	70.5

	Twelve Months Ended June 30,		Reported ∆%	Comparable constant currency ∆%
Adjusted non-GAAP results	2022 $ million	2023 $ million
Net sales	14,544	14,694	1	—
EBITDA	2,117	2,018	(5)	1
EBIT	1,701	1,608	(5)	1
Net income	1,224	1,089	(11)	(4)
EPS (diluted US cents)	80.5	73.3	(9)	(2)
Free Cash Flow	1,066	848
(1) Adjusted non-GAAP results exclude items which are not considered representative of ongoing operations. Comparable constant currency ∆% excludes the impact of movements in foreign exchange rates and items affecting comparability. Further details related to non-GAAP measures and reconciliations to GAAP measures can be found under "Presentation of non-GAAP information” in this release.

Note: All amounts referenced throughout this document are in US dollars unless otherwise indicated and numbers may not add up precisely to the totals provided due to rounding.

Cash Returns to Shareholders
Amcor generates significant annual cash flow, maintains strong credit metrics, and is committed to an investment grade credit rating. The Company's strong annual cash flow and balance sheet provide substantial capacity to reinvest in the business for organic growth, pursue acquisitions, and return cash to shareholders through a compelling and growing dividend as well as regular share repurchases.
During fiscal 2023, the Company returned approximately $1.2 billion to shareholders through cash dividends and share repurchases in addition to completing three bolt-on acquisitions.
Dividend
The Amcor Board of Directors today declared a quarterly cash dividend of 12.25 cents per share (compared with 12.0 cents per share in the same quarter last year). Combined with the last three quarterly dividends, this increases the annual dividend for fiscal 2023 to 49.0 cents per share. The quarterly dividend declared today will be paid in US dollars to holders of Amcor’s ordinary shares trading on the NYSE. Holders of CDIs trading on the ASX will receive an unfranked dividend of 18.77 Australian cents per share, which reflects the quarterly dividend of 12.25 cents per share converted at an average AUD:USD exchange rate of 0.6526 over the five trading days ended August 14, 2023.
The ex-dividend date will be September 6, 2023, the record date will be September 7, 2023, and the payment date will be September 27, 2023.
Share repurchases
Amcor repurchased approximately 41 million shares (approximately 3% of total shares issued and outstanding) during fiscal 2023 for a total cost of $431 million.
Amcor expects to allocate approximately $70 million of cash towards share repurchases in fiscal 2024, as part of the program previously announced in fiscal 2023.
2023 financial results
Segment Information

	Twelve Months Ended June 30, 2022				Twelve Months Ended June 30, 2023
Adjusted non-GAAP results	Net sales $ million	EBIT $ million	EBIT / Sales %	EBIT / Average funds employed %(1)	Net sales $ million	EBIT $ million	EBIT / Sales %	EBIT / Average funds employed %(1)
Flexibles	11,151	1,517	13.6		11,154	1,429	12.8
Rigid Packaging	3,393	289	8.5		3,540	265	7.5
Other(2)	—	(105)			—	(86)
Total Amcor	14,544	1,701	11.7	16.3	14,694	1,608	10.9	15.4
(1) Return on average funds employed includes shareholders' equity and net debt, calculated using a four quarter average and Last Twelve Months adjusted EBIT.
(2) Represents corporate expenses.

Twelve months ended June 30, 2023

Net sales for the Amcor Group increased by 1% on a reported basis, which includes an unfavorable impact of approximately 3% related to movements in foreign exchange rates, an unfavorable impact of approximately 1% related to items affecting comparability, and price increases of approximately $775 million (representing 5% growth) related to the pass through of higher raw material costs.

Net sales on a comparable constant currency basis were in line with the prior year, largely reflecting price/mix benefits of approximately 3%. Full year volumes were approximately 3% lower than last year.

GAAP Net Income was $1,048 million and includes a $215 million gain on the sale of Amcor's business in Russia on December 23, 2022. Adjusted EBIT of $1,608 million was 1% higher than last year on a comparable constant currency basis. Adjusted EBIT margin of 10.9% includes an adverse impact of approximately 90 basis points related to increased sales dollars associated with passing through higher raw material costs and general inflation.

June 2023 quarter

Net sales for the Amcor Group of $3,673 million were 6% lower than last year on a reported basis. This includes an unfavorable impact of approximately 2% related to items affecting comparability and price increases of approximately $25 million (representing 1% growth) related to the pass through of higher raw material costs. Movements in foreign exchange rates had no material impact on net sales for the quarter.

Net sales on a comparable constant currency basis were approximately 5% lower than the same period last year. Volumes were approximately 7% lower than last year. This was partly offset by price/mix benefits of approximately 2%.

GAAP Net Income was $181 million. Adjusted EBIT of $436 million was approximately 7% lower than last year on a comparable constant currency basis.

Flexibles	Twelve Months Ended June 30,		Reported ∆%	Comparable constant currency ∆%
	2022 $ million	2023 $ million
Net sales	11,151	11,154	—	1
Adjusted EBIT	1,517	1,429	(6)	1
Adjusted EBIT / Sales %	13.6	12.8
Twelve months ended June 30, 2023
Net sales of $11,154 million were in line with last year on a reported basis, including an unfavorable impact of approximately 4% related to movements in foreign exchange rates, an unfavorable impact of approximately 2% related to items affecting comparability, and price increases of approximately $515 million (representing 5% growth) related to the pass through of higher raw material costs. On a comparable constant currency basis, net sales were approximately 1% higher than last year reflecting price/mix benefits of 4%, partly offset by approximately 3% lower volumes.

In North America, net sales were marginally lower than the prior year driven by lower volumes, partly offset by price/mix benefits. Volumes were higher in the healthcare, pet care, cheese, and home and personal care categories, and this was more than offset by lower volumes in categories including condiments, meat, and ready meals.

In Europe, net sales grew in the low single digit range driven by price/mix benefits, partly offset by lower volumes. Volumes were lower in the coffee, home and personal care, yogurt and confectionary categories. This was partly offset by higher volumes in the pet care and pharmaceutical categories.

Net sales were in line with the prior year across the Asia Pacific region, with price/mix benefits offset by lower volumes. Volumes were lower in China where demand was unfavorably impacted by COVID-19 related lockdowns. Sales growth remained strong in India, Australia, and the pan-Asian healthcare and meat end markets. In Latin America, net sales declined in the low single digit range driven by lower volumes, partly offset by price/mix benefits.

Adjusted EBIT of $1,429 million was 1% higher than in the prior period on a comparable constant currency basis, reflecting favorable operating cost performance, partly offset by the impact of lower volumes and unfavorable mix trends.

Adjusted EBIT margin of 12.8% includes an adverse impact of approximately 100 basis points related to the increased sales dollars associated with passing through higher raw material costs and general inflation.

June 2023 quarter

Net sales of $2,777 million were 6% lower than last year on a reported basis, including a favorable impact of approximately 1% related to movements in foreign exchange rates, an unfavorable impact of approximately 3% related to items affecting comparability, and price increases of approximately $25 million (representing 1% growth) related to the pass through of higher raw material costs. On a comparable constant currency basis, net sales were approximately 5% lower than last year reflecting approximately 7% lower volumes, partly offset by price/mix benefits of 2%.

Volume weakness was broad based with high single digit declines across the European and North American markets, and a mid single digit decline in Latin America. The volume decline in these regions reflects soft consumer demand as well as customer destocking. In Asia, overall volumes were in line with the same quarter last year.

Adjusted EBIT of $387 million was lower than the same quarter last year on a comparable constant currency basis, reflecting lower volumes and heightened volatility in customer order patterns, unfavorable mix trends, and ongoing cost inflation. These unfavorable impacts were partly offset by benefits from price and cost reduction initiatives.

Rigid Packaging	Twelve Months Ended June 30,		Reported ∆%	Comparable constant currency ∆%
	2022 $ million	2023 $ million
Net sales	3,393	3,540	4	(3)
Adjusted EBIT	289	265	(8)	(7)
Adjusted EBIT / Sales %	8.5	7.5
Twelve months ended June 30, 2023
Net sales of $3,540 million were 4% higher than last year on a reported basis, including an unfavorable impact of approximately 1% related to movements in foreign exchange rates and price increases of approximately $260 million (representing 8% growth) related to the pass through of higher raw material costs. On a comparable constant currency basis, net sales were approximately 3% lower than last year, reflecting price/mix benefits of approximately 1% offset by approximately 4% lower volumes.
In North America, overall beverage volumes were 6% lower than last year. Hot fill beverage container volumes were in line with the prior year as new business wins in key categories offset unfavorable consumer demand and customer destocking. Combined preform and cold fill container volumes were lower than the prior year. Overall specialty container volumes were lower than the prior year with growth in the healthcare, dairy and nutrition categories offset by weaker volumes in the food and home and personal care categories.

In Latin America, volumes declined at low single digit rates which reflects challenging economic conditions across the region.

Adjusted EBIT of $265 million was lower than the prior year on a comparable constant currency basis, reflecting lower volumes and unfavorable mix trends, partly offset by favorable operating cost performance.

Adjusted EBIT margin of 7.5% includes an adverse impact of approximately 80 basis points related to the increased sales dollars associated with passing through higher raw material costs and general inflation.

June 2023 quarter

Net sales of $897 million were 5% lower than the same quarter last year on a reported basis including an unfavorable impact of 1% related to movements in foreign exchange rates. On a comparable constant currency basis, net sales were 4% lower than last year reflecting approximately 6% lower volumes, partly offset by price/mix benefits of approximately 2%.

In North America, overall beverage volumes were 8% lower than the same quarter last year as a result of lower consumer demand and customer destocking more than offsetting new business wins. June 2023 quarter hot fill beverage container volumes were 6% lower than last year, broadly in line with the market.

Adjusted EBIT of $73 million was lower than the same quarter last year on a comparable constant currency basis, reflecting lower volumes and heightened volatility in customer order patterns, unfavorable mix trends, and ongoing cost inflation. These unfavorable impacts were partly offset by benefits from price and cost reduction initiatives.

Net interest and income tax expense
For the year ended June 30, 2023, net interest expense of $259 million was $124 million higher than the same period last year, reflecting higher interest rates. GAAP income tax expense was $193 million compared with $300 million last year. Excluding amounts related to non-GAAP adjustments, adjusted tax expense for the year ended June 30, 2023 was $250 million compared with $332 million in the prior year. Adjusted tax expense represents an effective tax rate of 18.5% which is lower than 21.2% last year, primarily due to differences in the mix of taxable income and discrete items in both periods.

Adjusted Free Cash Flow
Adjusted Free Cash Flow for fiscal 2023 was $848 million and compares with $1,066 million last year. The year over year variance largely reflects higher interest payments and lower accounts payable balances resulting from moderated purchasing activities due to lower demand and inventory reduction initiatives. June 2023 quarter Adjusted Free Cash Flow of $834 million compares with $803 million in the same quarter last year.
Net debt was $6,057 million at June 30, 2023. Leverage, measured as net debt divided by adjusted trailing twelve month EBITDA, was 3.0 times and in line with the Company's expectations.

Fiscal 2024 Guidance
For the twelve-month period ending June 30, 2024, the Company expects:
•Adjusted EPS of 67 to 71 cents per share which includes:
•Comparable constant currency earnings which includes underlying business performance down low single digit % to up low single digit %, a benefit of approximately 2% from share repurchases, and a negative impact of approximately 6% related to higher estimated net interest and tax expense;
•A negative impact of approximately 3% related to the sale of the Company's three plants in Russia on December 23, 2022; and
•A benefit of approximately 2% related to currency translation, assuming current rates prevail through the balance of fiscal 2024.
•The Company expects adjusted EPS on a reported basis in the first half of fiscal 2024 to be down in the mid-teens % compared with the first half of fiscal 2023, primarily due to lower volumes and the residual headwinds related to the sale of the Russia plants and higher interest expense. In the second half of fiscal 2024, adjusted EPS is expected to be up mid-single digits % compared with the second half of fiscal 2023, benefiting in-part from structural cost saving initiatives and increased earnings leverage resulting from price and cost actions taken in fiscal 2023 and 2024.
•Adjusted Free Cash Flow of approximately $850 million to $950 million, representing solid growth over fiscal 2023.
•Approximately $70 million of cash to be allocated towards share repurchases as part of the program previously announced in fiscal 2023.
Amcor's guidance contemplates a range of factors which create a degree of uncertainty and additional complexity when estimating future financial results. Further information can be found under 'Cautionary Statement Regarding Forward-Looking Statements' in this release.

Conference Call
Amcor is hosting a conference call with investors and analysts to discuss these results on Wednesday August 16, 2023 at 5:30pm US Eastern Daylight Time / Thursday August 17, 2023 at 7:30am Australian Eastern Standard Time. Investors are invited to listen to a live webcast of the conference call at our website, www.amcor.com, in the “Investors” section.
Those wishing to access the call should use the following toll-free numbers, with the Conference ID : 8080870
•US & Canada – 888 440 4149 (toll free), 646 960 0661 (local)
•Australia – 1800 519 630 (toll free), 02 9133 7103 (local)
•United Kingdom – 0800 358 0970 (toll free), 020 3433 3846 (local)
•Singapore – +65 3159 5133 (local number)
•Hong Kong – +852 3002 3410 (local number)
From all other countries, the call can be accessed by dialing +1 646 960 0661 (toll).
A replay of the webcast will also be available on www.amcor.com following the call.

About Amcor
Amcor is a global leader in developing and producing responsible packaging solutions for food, beverage, pharmaceutical, medical, home and personal-care, and other products. Amcor works with leading companies around the world to protect their products, differentiate brands, and improve supply chains through a range of flexible and rigid packaging, specialty cartons, closures and services. The company is focused on making packaging that is increasingly light-weighted, recyclable and reusable, and made using an increasing amount of recycled content. In fiscal year 2023, 41,000 Amcor people generated $14.7 billion in annual sales from operations that span 218 locations in 41 countries. NYSE: AMCR; ASX: AMC
www.amcor.com I LinkedIn I Facebook I Twitter I YouTube

Contact Information

Investors
Tracey Whitehead	Damien Bird	Damon Wright
Head of Investor Relations	Vice President Investor Relations	Vice President Investor Relations
Amcor	Amcor	Amcor
+61 3 9226 9028	+61 3 9226 9070	+1 224 313 7141
tracey.whitehead@amcor.com	damien.bird@amcor.com	damon.wright@amcor.com

Media - Australia	Media - Europe	Media - North America
James Strong	Ernesto Duran	Julie Liedtke
	Head of Global Communications	Director, Media Relations
Citadel-MAGNUS	Amcor	Amcor
+61 448 881 174	+41 78 698 69 40	+1 847 204 2319
jstrong@citadelmagnus.com	ernesto.duran@amcor.com	julie.liedtke@amcor.com

Amcor plc UK Establishment Address: 83 Tower Road North, Warmley, Bristol, England, BS30 8XP, United Kingdom
UK Overseas Company Number: BR020803
Registered Office: 3rd Floor, 44 Esplanade, St Helier, JE4 9WG, Jersey
Jersey Registered Company Number: 126984, Australian Registered Body Number (ARBN): 630 385 278

Cautionary Statement Regarding Forward-Looking Statements
This document contains certain statements that are “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identified with words like “believe,” “expect,” “target,” “project,” “may,” “could,” “would,” “approximately,” “possible,” “will,” “should,” “intend,” “plan,” “anticipate,” "commit," “estimate,” “potential,” "ambitions," “outlook,” or “continue,” the negative of these words, other terms of similar meaning, or the use of future dates. Such statements are based on the current expectations of the management of Amcor and are qualified by the inherent risks and uncertainties surrounding future expectations generally. Actual results could differ materially from those currently anticipated due to a number of risks and uncertainties. None of Amcor or any of its respective directors, executive officers, or advisors provide any representation, assurance, or guarantee that the occurrence of the events expressed or implied in any forward-looking statements will actually occur. Risks and uncertainties that could cause actual results to differ from expectations include, but are not limited to: changes in consumer demand patterns and customer requirements; the loss of key customers, a reduction in production requirements of key customers; significant competition in the industries and regions in which Amcor operates; failure by Amcor to expand its business; challenging current and future global economic conditions, including the Russia-Ukraine conflict and inflation; impact of operating internationally; price fluctuations or shortages in the availability of raw materials, energy, and other inputs; disruptions to production, supply, and commercial risks, including counterparty credit risks, which may be exacerbated in times of economic volatility; pandemics, epidemics, or other disease outbreaks; an inability to attract and retain our global executive management team and our skilled workforce; costs and liabilities related to environment, health, and safety ("EHS") laws and regulations as well as changes in the global climate; labor disputes and an inability to renew collective bargaining agreements at acceptable terms; risks related to climate change; cybersecurity risks; failures or disruptions in information technology systems; rising interest rates; a significant increase in indebtedness or a downgrade in the credit rating; foreign exchange rate risk; a significant write-down of goodwill and/or other intangible assets; failure to maintain an effective system of internal control over financial reporting; inability of Amcor's insurance policies to provide adequate protections; challenges to or the loss of intellectual property rights; litigation, including product liability claims or regulatory developments; increasing scrutiny and changing expectations from investors, customers, and governments with respect to Amcor's Environmental, Social and Governance practices and commitments resulting in increased costs; changing government regulations in environmental, health, and safety matters; changes in tax laws or changes in our geographic mix of earnings; and other risks and uncertainties identified from time to time in Amcor’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including without limitation, those described under Item 1A. “Risk Factors” of Amcor’s annual report on Form 10-K for the fiscal year ended June 30, 2022 and any subsequent quarterly reports on Form 10-Q. You can obtain copies of Amcor’s filings with the SEC for free at the SEC’s website (www.sec.gov). Forward-looking statements included herein are made only as of the date hereof and Amcor does not undertake any obligation to update any forward-looking statements, or any other information in this communication, as a result of new information, future developments or otherwise, or to correct any inaccuracies or omissions in them which become apparent, except as expressly required by law. All forward-looking statements in this communication are qualified in their entirety by this cautionary statement.
Presentation of non-GAAP information
Included in this release are measures of financial performance that are not calculated in accordance with U.S. GAAP. These measures include adjusted EBITDA and EBITDA (calculated as earnings before interest and tax and depreciation and amortization), adjusted EBIT and EBIT (calculated as earnings before interest and tax), adjusted net income, adjusted earnings per share, adjusted free cash flow and net debt. In arriving at these non-GAAP measures, we exclude items that either have a non-recurring impact on the income statement or which, in the judgment of our management, are items that, either as a result of their nature or size, could, were they not singled out, potentially cause investors to extrapolate future performance from an improper base. Note that while amortization of acquired intangible assets is excluded from non-GAAP adjusted financial measures, the revenue of the acquired entities and all other expenses unless otherwise stated, are reflected in our non-GAAP financial performance earnings measures. While not all inclusive, examples of these items include:
•material restructuring programs, including associated costs such as employee severance, pension and related benefits, impairment of property and equipment and other assets, accelerated depreciation, termination payments for contracts and leases, contractual obligations, and any other qualifying costs related to restructuring plans;
•material sales and earnings from disposed or ceased operations and any associated profit or loss on sale of businesses or subsidiaries;
•changes in the fair value of economic hedging instruments on commercial paper;
•significant pension settlements;
•impairments in goodwill and equity method investments;
•material acquisition compensation and transaction costs such as due diligence expenses, professional and legal fees, and integration costs;
•material purchase accounting adjustments for inventory;
•amortization of acquired intangible assets from business combination;
•gains or losses on significant property and divestitures and significant property and other impairments, net of insurance recovery;
•certain regulatory and legal matters;
•impacts from hyperinflation accounting; and
•impacts related to the Russia-Ukraine conflict.

Amcor also evaluates performance on a comparable constant currency basis, which measures financial results assuming constant foreign currency exchange rates used for translation based on the average rates in effect for the comparable prior year period. In order to compute comparable constant currency results, we multiply or divide, as appropriate, current-year U.S. dollar results by the current year average foreign exchange rates and then multiply or divide, as appropriate, those amounts by the prior-year average foreign exchange rates. We then adjust for other items affecting comparability. While not all inclusive, examples of items affecting comparability include the difference between sales or earnings in the current period and the prior period related to acquired, disposed, or ceased operations. Comparable constant currency net sales performance also excludes the impact from passing through movements in raw material costs.

Management has used and uses these measures internally for planning, forecasting and evaluating the performance of the Company’s reporting segments and certain of the measures are used as a component of Amcor’s Board of Directors’ measurement of Amcor’s performance for incentive compensation purposes. Amcor believes that these non-GAAP measures are useful to enable investors to perform comparisons of current and historical performance of the Company. For each of these non-GAAP financial measures, a reconciliation to the most directly comparable U.S. GAAP financial measure has been provided herein. These non-GAAP financial measures should not be construed as an alternative to results determined in accordance with U.S. GAAP. The Company provides guidance on a non-GAAP basis as we are unable to predict with reasonable certainty the ultimate outcome and timing of certain significant forward-looking items without unreasonable effort.  These items include but are not limited to the impact of foreign exchange translation, restructuring program costs, asset impairments, possible gains and losses on the sale of assets, and certain tax related events. These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP earnings and cash flow measures for the guidance period.
Dividends
Amcor has received a waiver from the ASX’s settlement operating rules, which will allow the Company to defer processing conversions between its ordinary share and CDI registers from September 6, 2023 to September 7, 2023 inclusive.

U.S. GAAP Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
($ million, except per share amounts)	2022	2023	2022	2023
Net sales	3,909	3,673	14,544	14,694
Cost of sales	(3,115)	(2,951)	(11,724)	(11,969)
Gross profit	794	722	2,820	2,725
Selling, general, and administrative expenses	(342)	(329)	(1,284)	(1,246)
Research and development expenses	(24)	(25)	(96)	(101)
Restructuring, impairment and other related activities, net	(207)	(59)	(234)	104
Other income, net	31	16	33	26
Operating income	252	325	1,239	1,508
Interest expense, net	(35)	(70)	(135)	(259)
Other non-operating income/(expense), net	(1)	(3)	11	2
Income before income taxes	216	252	1,115	1,251
Income tax expense	(104)	(68)	(300)	(193)
Net income	112	184	815	1,058
Net income attributable to non-controlling interests	(3)	(4)	(10)	(10)
Net income attributable to Amcor plc	109	181	805	1,048
USD:EUR average FX rate	0.9391	0.9185	0.8881	0.9561

Basic earnings per share attributable to Amcor	0.074	0.124	0.532	0.709
Diluted earnings per share attributable to Amcor	0.073	0.123	0.529	0.705
Weighted average number of shares outstanding – Basic	1,487	1,452	1,509	1,468
Weighted average number of shares outstanding – Diluted	1,499	1,456	1,516	1,476

U.S. GAAP Condensed Consolidated Statements of Cash Flows (Unaudited)

	Twelve Months Ended June 30,
($ million)	2022	2023
Net income	815	1,058
Depreciation, amortization, and impairment	625	586
Russia and Ukraine impairment	138	—
Net gain on disposal of businesses and investments	—	(220)
Changes in operating assets and liabilities, excluding effect of acquisitions, divestitures, and currency	(207)	(265)
Other non-cash items	155	102
Net cash provided by operating activities	1,526	1,261
Purchase of property, plant, and equipment and other intangible assets	(527)	(526)
Proceeds from sales of property, plant, and equipment and other intangible assets	18	30
Business acquisitions and Investments in affiliated companies, and other	(12)	(177)
Proceeds/(payments) from divestitures	(1)	365
Net debt proceeds	476	228
Dividends paid	(732)	(723)
Share buy-back/cancellations	(601)	(432)
Treasury shares purchases, net	(29)	(87)
Cash and cash equivalents classified as held for sale	(75)	—
Other, including effects of exchange rate on cash and cash equivalents	(118)	(100)
Net decrease in cash and cash equivalents	(75)	(161)
Cash and cash equivalents at the beginning of the year(1)	850	850
Cash and cash equivalents at the end of the period	775	689
(1) Cash and cash equivalents at the beginning of fiscal 2023 includes $75 million of cash and cash equivalents as held for sale.
U.S. GAAP Condensed Consolidated Balance Sheets (Unaudited)

($ million)	June 30, 2022	June 30, 2023
Cash and cash equivalents	775	689
Trade receivables, net	1,935	1,875
Inventories, net	2,439	2,213
Property, plant and equipment, net	3,646	3,762
Goodwill and other intangible assets, net	6,942	6,890
Other assets	1,689	1,574
Total assets	17,426	17,003
Trade payables	3,073	2,690
Short-term debt and current portion of long-term debt	150	93
Long-term debt, less current portion	6,340	6,653
Accruals and other liabilities	3,722	3,477
Shareholders' equity	4,141	4,090
Total liabilities and shareholders' equity	17,426	17,003

Components of Fiscal 2023 Net Sales growth

	Three Months Ended June 30			Twelve Months Ended June 30
($ million)	Flexibles	Rigid Packaging	Total	Flexibles	Rigid Packaging	Total
Net sales fiscal year 2023	2,777	897	3,673	11,154	3,540	14,694
Net sales fiscal year 2022	2,967	942	3,909	11,151	3,393	14,544
Reported Growth %	(6)	(5)	(6)	—	4	1
FX %	1	(1)	—	(4)	(1)	(3)
Constant Currency Growth %	(7)	(4)	(6)	4	5	4
Raw Material Pass Through %	1	—	1	5	8	5
Items affecting comparability %	(3)	—	(2)	(2)	—	(1)
Comparable Constant Currency Growth %	(5)	(4)	(5)	1	(3)	—
Volume %	(7)	(6)	(7)	(3)	(4)	(3)
Price/Mix %	2	2	2	4	1	3

Reconciliation of Non-GAAP Measures

Reconciliation of adjusted Earnings before interest, tax, depreciation and amortization (EBITDA), Earnings before interest and tax (EBIT), Net income, Earnings per share (EPS) and Free Cash Flow

	Three Months Ended June 30, 2022					Three Months Ended June 30, 2023
($ million)	EBITDA		EBIT	Net Income	EPS (Diluted US cents)(1)	EBITDA	EBIT	Net Income	EPS (Diluted US cents)(1)
Net income attributable to Amcor	109		109	109	7.3	181	181	181	12.3
Net income attributable to non-controlling interests	3		3			4	4
Tax expense	103		103			68	68
Interest expense, net	35		35			70	70
Depreciation and amortization	145					144
EBITDA, EBIT, Net income and EPS	395		250	109	7.3	467	323	181	12.3
2019 Bemis Integration Plan	11		11	11	0.7	—	—	—	—
Net loss on disposals	1		1	1	—	—	—	—	—
Impact of hyperinflation	6		6	6	0.4	5	5	5	0.4
Property and other (gains)/losses,net(2)	(10)		(10)	(10)	(0.6)	2	2	2	0.1
Russia-Ukraine conflict impacts(3)	200		200	200	13.3	66	66	66	4.5
Pension settlements	5		5	5	0.3	5	5	5	0.3
Other	—	—	—	—	—	(5)	(5)	(5)	(0.4)
Amortization of acquired intangibles(4)			42	42	2.7		40	40	2.9
Tax effect of above items				4	0.3			(12)	(0.8)
Adjusted EBITDA, EBIT, Net income, and EPS	609		505	368	24.4	540	436	282	19.3

Reconciliation of adjusted growth to comparable constant currency growth
% growth - Adjusted EBITDA, EBIT, Net income and EPS						(11)	(14)	(23)	(21)
% items affecting comparability(5)						5	6	7	7
% currency impact						—	1	—	—
% comparable constant currency growth						(6)	(7)	(16)	(14)
Adjusted EBITDA	609					540
Interest paid, net	(47)					(79)
Income tax paid	(93)					(95)
Purchase of property, plant and equipment and other intangible assets	(154)					(144)
Proceeds from sales of property, plant and equipment and other intangible assets	11					18
Movement in working capital	493					572
Other	(16)					22
Adjusted Free Cash Flow	803					834
(1) Calculation of diluted EPS for the three months ended June 30, 2023 excludes net income attributable to shares to be repurchased under forward contracts of $1 million, and $1 million for the three months ended June 30, 2022.
(2) Property and other (gains)/losses, net for the three months ended June 30, 2023 includes property claims and losses, net of insurance recovery related to the closure of our business in South Africa. The three months ended June 30, 2022 include insurance recovery primarily associated with the destruction of our Durban, South Africa facility during general civil unrest in July 2021, net of business losses.
(3) Includes incremental restructuring and other costs attributable to group wide initiatives to offset divested earnings from the Russian business. The three months ended June 30, 2022 include impairment charges and restructuring and related expenses.
(4) Amortization of acquired intangible assets from business combinations.
(5) Reflects the impact of acquired, disposed, and ceased operations.

	Twelve Months Ended June 30, 2022				Twelve Months Ended June 30, 2023
($ million)	EBITDA	EBIT	Net Income	EPS (Diluted US cents)(1)	EBITDA	EBIT	Net Income	EPS (Diluted US cents)(1)
Net income attributable to Amcor	805	805	805	52.9	1,048	1,048	1,048	70.5
Net income attributable to non-controlling interests	10	10			10	10
Tax expense	300	300			193	193
Interest expense, net	135	135			259	259
Depreciation and amortization	579				569
EBITDA, EBIT, Net income and EPS	1,829	1,250	805	52.9	2,080	1,510	1,048	70.5
2019 Bemis Integration Plan	37	37	37	2.5	—	—	—	—
Net loss on disposals(2)	10	10	10	0.7	—	—	—	—
Impact of hyperinflation	16	16	16	1.0	24	24	24	1.9
Property and other losses, net(3)	13	13	13	0.8	2	2	2	0.1
Russia-Ukraine conflict impacts(4)	200	200	200	13.2	(90)	(90)	(90)	(6.0)
Pension settlements	8	8	8	0.5	5	5	5	0.3
Other	4	4	4	0.3	(3)	(3)	(3)	(0.3)
Amortization of acquired intangibles (5)		163	163	10.7		160	160	10.8
Tax effect of above items			(32)	(2.1)			(57)	(4.0)
Adjusted EBITDA, EBIT, Net income and EPS	2,117	1,701	1,224	80.5	2,018	1,608	1,089	73.3

Reconciliation of adjusted growth to comparable constant currency growth
% growth - Adjusted EBITDA, EBIT, Net income, and EPS					(5)	(5)	(11)	(9)
% items affecting comparability(6)					3	4	4	4
% currency impact					3	2	3	3
% comparable constant currency growth					1	1	(4)	(2)
Adjusted EBITDA	2,117				2,018
Interest paid, net	(119)				(248)
Income tax paid	(256)				(225)
Purchase of property, plant and equipment and other intangible assets	(527)				(526)
Proceeds from sales of property, plant and equipment and other intangible assets	18				30
Movement in working capital	(154)				(229)
Other	(13)				28
Adjusted Free Cash Flow	1,066				848
(1) Calculation of diluted EPS for the twelve months ended June 30, 2023 excludes net income attributable to shares to be repurchased under forward contracts of $7 million, and $3 million for the twelve months ended June 30, 2022.
(2) Includes losses on disposal of non-core businesses in fiscal year 2022.
(3) Property and other losses, net for fiscal year 2023 includes property claims and losses, net of insurance recovery related to the closure of our business in South Africa. Fiscal year 2022 includes business losses primarily associated with the destruction of our Durban, South Africa facility during general civil unrest in July 2021, net of insurance recovery.
(4) Includes the net gain on disposal of the Russian business in December 2022 and incremental restructuring and other costs attributable to group wide initiatives to offset divested earnings from the Russian business. Fiscal year 2022 includes impairment charges and restructuring and related expenses.
(5) Amortization of acquired intangible assets from business combinations.
(6) Reflects the impact of acquired, disposed, and ceased operations.

Reconciliation of adjusted EBIT by reporting segment

	Three Months Ended June 30, 2022				Three Months Ended June 30, 2023
($ million)	Flexibles	Rigid Packaging	Other	Total	Flexibles	Rigid Packaging	Other	Total
Net income attributable to Amcor				109				181
Net income attributable to non-controlling interests				3				4
Tax expense				103				68
Interest expense, net				35				70
EBIT	210	87	(46)	250	283	62	(22)	323
2019 Bemis Integration Plan	12	—	(1)	11	—	—	—	—
Net loss on disposals	1	—	—	1	—	—	—	—
Impact of hyperinflation	—	6	—	6	—	5	—	5
Property and other (gains)/losses, net(1)	(14)	—	4	(10)	—	—	2	2
Russia-Ukraine conflict impacts(2)	200	—	—	200	62	2	2	66
Pension settlements	—	1	4	5	3	2	—	5
Other	—	—	—	—	—	1	(6)	(5)
Amortization of acquired intangibles(3)	40	2	—	42	39	1	—	40
Adjusted EBIT	449	96	(39)	505	387	73	(24)	436
Adjusted EBIT / sales %	15.1%	10.1%		12.9%	13.9%	8.1%		11.9%
Reconciliation of adjusted growth to comparable constant currency growth
% growth - Adjusted EBIT					(14)	(24)	—	(14)
% items affecting comparability(4)					7	—	—	6
% currency impact					—	1	—	1
% comparable constant currency					(7)	(23)	—	(7)
(1) Property and other (gains)/losses, net for the three months ended June 30, 2023 includes property claims and losses, net of insurance recovery related to the closure of our business in South Africa. The three months ended June 30, 2022 include insurance recovery primarily associated with the destruction of our Durban, South Africa facility during general civil unrest in July 2021, net of business losses.
(2) Includes incremental restructuring and other costs attributable to group wide initiatives to offset divested earnings from the Russian business. The three months ended June 30, 2022 include impairment charges and restructuring and related expenses.
(3) Amortization of acquired intangible assets from business combinations.
(4) Reflects the impact of acquired, disposed, and ceased operations.

	Twelve Months Ended June 30, 2022				Twelve Months Ended June 30, 2023
($ million)	Flexibles	Rigid Packaging	Other	Total	Flexibles	Rigid Packaging	Other	Total
Net income attributable to Amcor				805				1,048
Net income attributable to non-controlling interests				10				10
Tax expense				300				193
Interest expense, net				135				259
EBIT	1,101	265	(116)	1,250	1,357	225	(72)	1,510
2019 Bemis Integration Plan	38	—	(1)	37	—	—	—	—
Net loss on disposals(1)	10	—	—	10	—	—	—	—
Impact of hyperinflation	—	16	—	16	—	24	—	24
Property and other losses, net(2)	9	—	4	13	—	—	2	2
Russia-Ukraine conflict impacts(3)	200	—	—	200	(100)	8	2	(90)
Pension settlements	—	3	5	8	3	2	—	5
Other	2	—	2	4	14	1	(18)	(3)
Amortization of acquired intangibles (4)	158	5	—	163	155	5	—	160
Adjusted EBIT	1,517	289	(105)	1,701	1,429	265	(86)	1,608
Adjusted EBIT / sales %	13.6%	8.5%		11.7%	12.8%	7.5%		10.9%
Reconciliation of adjusted growth to comparable constant currency growth
% growth - Adjusted EBIT					(6)	(8)		(5)
% items affecting comparability(5)					4	—		4
% currency impact					3	1		2
% comparable constant currency growth					1	(7)		1
(1) Includes losses on disposal of non-core businesses in fiscal year 2022.
(2) Property and other (gains)/losses, net for fiscal year 2023 includes property claims and losses, net of insurance recovery related to the closure of our business in South Africa. Fiscal year 2022 includes business losses primarily associated with the destruction of our Durban, South Africa facility during general civil unrest in July 2021, net of insurance recovery.
(3) Includes the net gain on the sale of the Russian business and incremental restructuring and other costs attributable to group wide initiatives to offset divested earnings from the Russian business. Fiscal year 2022 includes impairment charges and restructuring and related expenses.
(4) Amortization of acquired intangible assets from business combinations.
(5) Reflects the impact of acquired, disposed, and ceased operations.

Reconciliation of net debt

($ million)	June 30, 2022	June 30, 2023
Cash and cash equivalents	(775)	(689)
Short-term debt	136	80
Current portion of long-term debt	14	13
Long-term debt excluding current portion	6,340	6,653
Net debt	5,715	6,057